Exhibit 23.2

To:	Zenta Group Company Limited
Avenida do Infante D. Henrique
No. 47-53A, Macau Square, 8th Floor, Unit J,
Macau, SAR China

Re: Consent of Vong Hin Fai Lawyers & Private Notary

Ladies and Gentlemen:

We are qualified lawyers of Macau Special Administration Region of the People’s Republic of China (the “Macau”), and are qualified to issue opinions on the laws and regulations of Macau effective as of the date hereof (the “Macau Laws”).

We have acted as the Macau counsel for Zenta Group Company Limited (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (i) the proposed offering (the “Offering”) of certain number of Ordinary Shares, US$0.001 par value per share, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Registration Statement filed with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours sincerely,

/S/ Vong Hin Fai Lawyers & Private Notary

Vong Hin Fai Lawyers & Private Notary
Date: January 06, 2025